                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         Date of Report: August 31, 2000
                        (Date of earliest event reported)



                             TeleTech Holdings, Inc.
             (Exact name of registrant as specified in its charter)


        Delaware                        0-21055                  84-1291044
(State of Incorporation)       (Commission File Number)       (I.R.S. Employer
                                                             Identification No.)


             1700 Lincoln Street, Suite 1400, Denver, Colorado 80203 (Address of principal executive offices, including Zip Code)


                         Telephone Number (303) 894-4000
              (Registrant's telephone number, including area code)

Item 5. Other Events

     On August 31, 2000, TeleTech Holdings, Inc. (the "Company"), 3i Group PLC,3i Europartners II LP, Milletti, S.L., and Albert Olle Bartolome entered into a Share Purchase Agreement whereby the Company acquired all of the issued share capital of Contact Center Holdings,S.L. The Company accounted for this business combination as a pooling of interests. The Company hereby files the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operation and Supplemental Consolidated Financial Statements, which give effect to the transaction and restate the accounts of the Company to give effect to the pooling of interests. For a complete understanding of the Company's results presented herein, refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and to the Forms 10-Q for fiscal year 2000 already on record for the periods ended March 31, 2000 and June 30, 2000.

                             SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the related notes appearing elsewhere in this Form 8-K. The following data for the five years ended December 31, 1999 has been derived from audited financial statements. The data for the six months ended June 30, 1999 and 2000 has been derived from unaudited financial statements that reflect, in the opinion of the Company, all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the financial data for such periods.

                                              Six months ended                                               .
                                                  June 30,                                Year ended December 31,
                                          -----------------------    -------------------------------------------------------------
                                             2000         1999         1999         1998         1997          1996         1995
                                          ---------     ---------    ---------    ---------    ---------    ---------    ---------
                                                                 (Amounts in thousands, except per share data)
CONSOLIDATED STATEMENT OF INCOME DATA:
      Operating Revenue                   $ 369,854     $ 248,877    $ 549,076    $ 384,771    $ 284,683    $ 171,265    $  54,933
      Total operating expenses              335,027       228,859      503,119      351,257      251,256      147,646       50,171
                                          ---------     ---------    ---------    ---------    ---------    ---------    ---------
      Income from operations                 34,827        20,018       45,957       33,514       33,427       23,619        4,762
      Other income (expenses)                11,310           188        6,835          137        2,299           18        2,468
                                          ---------     ---------    ---------    ---------    ---------    ---------    ---------
      Income before income taxes and
          minority interest                  46,137        20,206       52,792       33,651       35,726       23,637        7,230
          Provision for income taxes         17,567         8,009       20,847       13,344       14,206        9,773        2,992
                                          ---------     ---------    ---------    ---------    ---------    ---------    ---------
      Income before minority interest        28,570        12,197       31,945       20,307       21,520       13,864        4,238
          Minority interest                    (399)         --           --           --           --           --           --
                                          ---------     ---------    ---------    ---------    ---------    ---------    ---------
      Net Income                          $  28,171     $  12,197    $  31,945    $  20,307    $  21,520    $  13,864    $   4,238
                                          =========     =========    =========    =========    =========    =========    =========
      Net Income per common share
          Basic                           $    0.43     $    0.19    $    0.50    $    0.32    $    0.35    $    0.25    $    0.08
          Diluted                         $    0.40     $    0.19    $    0.48    $    0.31    $    0.33    $    0.24    $    0.08


                                                                             December 31,
                                      June 30,      ----------------------------------------------------------------
                                        2000          1999          1998          1997          1996          1995
                                      --------      --------      --------      --------      --------      --------
                                                      (Amounts in thousands, except per share data)
BALANCE SHEET DATA:
      Working capital                 $162,945      $ 85,570      $ 65,579      $ 82,154      $ 88,511      $ 11,305
      Total assets                     465,864       311,484       238,957       194,947       147,011        30,583
      Long-term debt                    47,684        26,179         6,786        10,566        10,144         3,590
      Redeemable preferred stock          --            --            --            --            --          12,867
      Total stockholder's equity       296,539       210,798       169,064       139,401       108,530         4,068


                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

     The following table sets forth certain income statement data as a percentage of revenues:

                                         1997       1998      1999
                                        ------     ------    ------
Revenues ..........................      100.0%    100.0%    100.0%
Costs of services .................       64.1      65.9      67.8
SG&A expenses .....................       24.1      25.4      23.8
Income from operations ............       11.7       8.7       8.4
Other income ......................        0.8        --       1.2
Provision for income taxes ........        5.0       3.5       3.8
Net income ........................        7.6       5.3       5.8


1999 COMPARED TO 1998

REVENUES. Revenues increased $164.3 million, or 42.7%, to $549.1 million in 1999 from $384.8 million in 1998. The revenue increase resulted from $22.3 million in revenues from new clients and $142.0 million in increased revenues from existing clients. These increases were offset in part by contract expirations and other client reductions. On a segment basis, outsourced revenue increased 49.3% to $299.4 million in 1999 from $200.5 million in 1998. The increase resulted from $22.3 million in revenues from new clients and $111.9 million in increased revenues from existing clients offset in part by contract expirations and other client reductions. Revenues for 1999 include approximately $94.5 million from facilities management contracts, an increase of 10.2%, as compared with $85.7 million during 1998, resulting from increased number of customer interactions. International outsourced revenues increased 49.7% to $134.4 million in 1999 from $89.8 million in 1998. The increase in international outsourced revenues resulting from the 1999 Argentina acquisitions of Smart Call, S.A. and Connect, S.A. was $6.6 million. The remaining increase resulted primarily from continued expansion in the Company's Mexican and Australian operations. These increases were offset by reductions in revenue in the Company's Canadian operations resulting from the expiration of a client contract. Revenues from corporate activities consist of consulting services, automated customer support, database management, systems integration, Web-based applications and distance-based learning and education. These revenues totaled $20.8 million in 1999, an increase of $12.0 million from $8.8 million in 1998. Approximately $8.4 million of this increase resulted from the Cygnus acquisition in December 1998 and the Pamet acquisition in 1999.

COSTS OF SERVICES. Costs of services increased $118.8 million, or 46.9%, to $372.2 million in 1999 from $253.4 million in 1998. Costs of services as a percentage of revenues increased from 65.9% in 1998 to 67.8% in 1999. This increase in costs of services as a percentage of revenues is primarily the result of reduced margins in two of the Company's facilities management contracts in 1999 and gross margin being favorably impacted by a non-recurring technology sale in 1998. These factors more than offset the costs of services benefit resulting from the decline in the percentage of revenues generated from facilities management programs.

SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased $33.1 million, or 33.8%, to $130.9 million in 1999, from $97.8 million in 1998 primarily resulting from the Company's increased number of customer interaction centers, global expansion and increased investment in technology. SG&A expenses as a percentage of revenues decreased from 25.4% in 1998 to 23.8% in 1999. This decrease is driven by an increase in revenues as a result of improvements in capacity utilization in the second half of 1999 in the Company's outsourced domestic and international customer interaction centers.

INCOME FROM OPERATIONS. As a result of the foregoing factors, income from operations increased $12.4 million, or 37.1%, to $45.9 million in 1999 from $33.5 million in 1998. Income from operations as a percentage of revenues decreased to 8.4% in 1999 from 8.7% in 1998.

OTHER INCOME (EXPENSE). Other income increased $6.7 million to $6.8 million in 1999 compared to $137,000 in 1998. Included in other income in 1999 is a $6.7 million gain on the settlement of a long-term contract which was terminated by a client in 1996. Included in other income (expense) in 1998 is $1.3 million in business combination expenses relating to the business combinations accounted for under the pooling of interests method. Interest expense increased $1.1 million to $2.5 million in 1999 compared to $1.4 million in 1998. This increase is primarily the result of increased borrowings. Interest income decreased $702,000 to $2.4 million in 1999 compared to $3.1 million in 1998. This decrease is the result of the decrease in short-term investments during 1999.

INCOME TAXES. The Company's effective tax rate was 39.5% in 1999 and 39.8% in 1998. It is anticipated that the effective rate will decrease slightly in 2000, resulting from the Company's increased state tax incentives.

NET INCOME. As a result of the foregoing factors, net income increased $11.6 million, or 57.3%, to $31.9 million in 1999 from $20.3 million in 1998. Diluted earnings per share increased from 31 cents to 48 cents. Excluding the one-time business combination expenses in 1998 and the one-time gain in 1999 from the long-term contract settlement, net income in 1999 would have been $27.9 million, compared with net income in 1998 of $21.1 million, an increase of 32.2%. Diluted earnings per share excluding these one-time items would have been 42 cents in 1999 compared to 32 cents in 1998.

1998 COMPARED TO 1997

REVENUES. Revenues increased $100.1 million, or 35%, to $384.8 million in 1998 from $284.7 million in 1997. The increase resulted from $56.0 million in revenues from new clients and $81.0 million in increased revenues from existing clients. These increases were offset in part by contract expirations and other client reductions. Client reductions reflect a $35.6 million decline in 1998 revenue from two significant clients. Revenues for 1998 include a $5.0 million sale of technology consulting and call center technology products to an existing client for use in its internal call centers. The Company has not historically sold its technology or significant levels of consulting services as a separate product and only provided such services to clients as part of a long-term outsourcing agreement. Revenues for 1998 include approximately $85.7 million from facilities management contracts as compared with $84.0 million during 1997. Total international revenues represent 23.3% of consolidated revenues during 1998 as compared with 19.6% during 1997.

COSTS OF SERVICES. Costs of services increased $70.9 million, or 38.9%, to $253.4 million in 1998 from $182.5 million in 1997. Costs of services as a percentage of revenues increased from 64.1% in 1997 to 65.9% in 1998. This increase in costs of services as a percentage of revenues is primarily the result of reduced volumes in one of the Company's facilities management contracts. This reduced volume resulted in excess capacity in three customer interaction centers managed by the Company and reduced gross margins on the client program. This resulted in a $4.5 million decrease in operating income from the Company's facilities management business. The increase in costs of services as a percent of revenues relating to this was partially offset by the favorable impact of the technology sale discussed earlier. This sale had significantly lower costs of services as a percentage of revenues when compared with the Company's recurring revenues from outsourcing.

SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased $29.1 million, or 42.3% to $97.8 million in 1998, from $68.7 million in 1997 resulting from the Company's increased number of customer interaction centers, global expansion and increased investment in technology. SG&A expenses as a percentage of revenues increased from 24.1% in 1997 to 25.4% in 1998. This increase is the result of excess capacity in several of the Company's outsourced domestic and international customer interaction centers discussed earlier.

INCOME FROM OPERATIONS. As a result of the foregoing factors, income from operations increased $87,000 , or .3%, to $33.5 million in 1998 from $33.4 million in 1997. Income from operations as a percentage of revenues decreased from 11.7% in 1997 to 8.7% in 1998. Operating income as a percentage of revenues in 1998 has been favorably impacted by approximately 700 basis points resulting from the technology sale discussed earlier. Operating income as a percentage of revenues is not anticipated to significantly improve until the Company increases capacity utilization.

OTHER INCOME (EXPENSE). Other income decreased $2.2 million to $137,000 in 1998 compared to $2.3 million in 1997. Included in other income (expense) in 1998 is $1.3 million in business combination expenses relating to the business combinations accounted for under the pooling of interests method. Interest expense increased $280,000 to $1.4 million in 1998 compared to $1.2 million in 1997. This increase is primarily the result of increased borrowings in the Company's international locations offset by debt reductions in the United States. Interest income decreased $330,000 to $3.1 million in 1998 compared to $3.4 million in 1997. This decrease is the result of the decrease in short-term investments during 1998.

INCOME TAXES. The Company's effective tax rate was 39.8% in 1997 and 1998. This resulted from a slight increase in the effective rate due primarily to higher taxes on the Company's operations in Canada offset by increases in state income tax credits received from certain states for employment incentives. It is anticipated that the effective rate will increase slightly in 1999 as a result of the Company's increased international operations.

NET INCOME. As a result of the foregoing factors, net income decreased $1.2 million, or 5.6%, to $20.3 million in 1998 from $21.5 million in 1997. Diluted earnings per share decreased from 33 cents to 31 cents. Excluding the one-time business combination expenses, net income in 1998 would have been $21.1 million, representing a $400,000 decrease from 1997, and diluted earnings per share would have been 32 cents.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities was $54.5 million in 1999 as compared to $25.0 million in 1998. Cash provided by operating activities consists of $61.2 million of total net income before depreciation and amortization, bad debt, deferred income taxes and loss on disposal of assets offset in part by $6.7 million of changes in working capital.

     The amount of cash used by the Company in investing activities was $70.7 million in 1999. During 1999, the Company's capital expenditures (exclusive of $2.2 million in assets acquired under capital leases) were $57.0 million, and the Company used $6.5 million in cash for the Pamet, Smart Call and Connect acquisitions. The Company also invested $2.5 million in a customer relationship management software company. These expenditures were offset in part by the reduction of $4.5 million in short-term investments. Cash used in investing activities was $19.9 million for 1998, resulting primarily from $38.5 million in capital expenditures, $2.3 million for acquisitions and $10.9 million for contract acquisition costs offset by reductions in the Company's short-term investments.

     Historically, capital expenditures have been, and future capital expenditures are anticipated to be, primarily for the development of customer interaction centers, as well as expansion of the Company's customer management consulting, technology deployment and systems integration, Web-based education platforms, Internet customer relationship management and customer-centric marketing solutions. The Company currently expects total capital expenditures in 2000 to be approximately $60 million to $80 million, excluding any capital expenditures for the joint venture with Ford Motor Company (Ford), which the Company anticipates to be $10 million to $15 million in 2000. The Company expects its capital expenditures will be used primarily to open up five or six new shared customer interaction centers during 2000. Such expenditures will be financed with internally generated funds, stock option exercises and the related tax benefit, existing cash balances and additional borrowings. The level of capital expenditures incurred in 2000 will be dependent upon new client contracts obtained by the Company and the corresponding need for additional capacity. In addition, if the Company's future growth is generated through facilities management contracts, the anticipated level of capital expenditures could be reduced significantly.

     Cash provided by financing activities in 1999 was $23.5 million. This primarily resulted from an increase in borrowings against the revolving line of credit and long-term notes payable offset by capital lease and long-term debt payments. Additional proceeds from financing activities were generated by the exercise of stock options and the related tax benefit. In 1998, cash used in financing activities of $2.9 million resulted from payments under capital lease obligations and long-term debt offset by the exercise of stock options and the related tax benefit.

     In November 1998, the Company obtained a three-year, $50 million, unsecured revolving line of credit with a syndicate of five banks. The Company also has the option to secure at any time up to $25 million of the line with available cash investments. The Company has two interest rate options: an offshore rate option or a bank base rate option. The Company will pay interest at a spread of 50 to 150 basis points over the applicable offshore or bank base rate, depending upon the Company's leverage. Interest on the secured portion is based on the applicable rate plus 22.5 basis points. The Company had $18 million in borrowings under the line of credit at December 31, 1999. The Company recently expanded its credit facility to $75 million.

     The Company believes that existing cash and short-term investments together with stock option exercises and the related tax benefit and available borrowings under its line of credit will be sufficient to finance the Company's current operations, planned capital expenditures and anticipated growth through 2001. However, if the Company were to make any significant acquisitions for cash, it may be necessary for the Company to obtain additional debt or equity financing. From time to time, the Company engages in discussions regarding restructuring, dispositions, acquisitions and other similar transactions. Any such transaction could include, among other things, the transfer, sale or acquisition of significant assets, businesses or interests, including joint ventures, or the incurrence, assumption or refinancing of indebtedness, and could be material to the financial condition and results of operations of the Company. There is no assurance that any such discussions will result in the consummation of any such transaction.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS FOR THE SIX MONTH PERIOD
                          ENDED JUNE 30, 2000 AND 1999


SIX MONTH PERIOD ENDED JUNE 30, 2000 COMPARED TO JUNE 30, 1999

     Revenues increased $121 million or 48.6% to $369.9 million for the six months ended June 30, 2000 from $248.9 million for the six months ended June 30, 1999. Outsourced revenues increased $46.0 million, resulting from $16 million in new customers and $30 million in increased revenues from existing clients. Revenues for the six months ended June 30, 2000 include approximately $55.2 million from facilities management contracts as compared with $40.7 million for the six months ended June 30, 1999. This increase is a result of significantly increased call volumes from one of the Company's facility management clients. International outsourced revenues increased $67.2 million. This is due to significant increases in Canada as a result of the commencement of operations of Percepta and an increasing number of United States clients utilizing the company's Canadian locations. In addition, revenues in Latin America grew by $21.3 million as a result of acquisitions in the 1st and 4th quarter of 1999, and increased capacity utilization.

     Costs of services increased $79.8 million, or 48%, to $246 million for the six months ended June 30, 2000 from $166.2 million for the six months ended June 30, 1999. Costs of services as a percentage of revenues decreased from 66.8% for the six months ended June 30, 1999 to 66.5% for the six months ended June 30, 2000. The decrease in the costs of services as a percentage of revenues is a result of increased capacity utilization in several of the Company's domestic and foreign customer interaction centers.

     Selling, general and administrative expenses increased $26.4 million, or 42.2% to $89.0 million for the six months ended June 30, 2000 from $62.6 million for the six months ended June 30, 1999. Selling, general and administrative expenses as a percentage of revenues decreased from 25.2% for the six months ended June 30, 1999 to 24.1% for the six months ended June 30, 2000 primarily as a result of increased capacity utilization in the Company's customer interaction centers.

     As a result of the foregoing factors, income from operations increased $14.8 million or 74%, to $34.8 million for the six months ended June 30, 2000 from $20.0 million for the six months ended June 30, 1999. Operating income as a percentage of revenues increased from 8.0% for the six months ended June 30, 1999 to 9.4% for the six months ended June 30, 2000.

     Other income totaled $11.3 million for the six months ended June 30, 2000 compared with other income of $188,000 during the six months ended June 30, 1999. This is primarily related to a one-time gain of $12.8 million on the sale of securities offset by increased interest expense of $1.0 million resulting from the increased levels in borrowings on the line of credit from $22.0 million at June 30, 1999 (of which the entire amount was not outstanding during the period) to $43.0 million at June 30, 2000. In addition, the Company incurred a loss of $660,000 resulting from litigation with an equipment supplier concerning cancellation of a contract.

     As a result of the foregoing factors, net income increased $16.0 or 131%, to $28.2 million for the six months ended June 30, 2000 from $12.2 million for the six months ended June 30, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 2000 the Company had cash and cash equivalents of $6.4 million, short-term investments of $47.4 million and an investment in common stock of $70.8 million. Cash used by operating activities was $5.1 million for the six months ended June 30, 2000, which primarily resulted from increased accounts receivable due to unscheduled early payments in 1999 totaling approximately $15.0 million the Company was expecting to receive in January 2000. This helped the Company achieve cash flow from operations of $14.0 million in the fourth quarter of 1999.

     Cash used in investing activities was $42.2 million for the six months ended June 30, 2000 resulting primarily from $8.9 million decrease in short-term investments, $5.1 million in capital contribution from a minority interest partner offset by $46.3 million toward the purchase of property and equipment and $8.0 million towards an investment in a customer relationship management software company.

     Cash provided by financing activities was $39.0 million resulting from the increase in borrowings of $27.0 million and $13.5 million from stock option exercises and their related tax benefit offset in part by pay downs of capital leases and other debt.

     During the first quarter of 2000, the Company completed an amendment to its unsecured revolving line of credit with a syndicate of four banks. The amendment increased the line of credit to $75.0 million from $50.0 million. The Company has the option to secure at any time up to $25.0 million of the line with available cash investments. The Company has two interest rate options: an offshore rate option or a bank base rate option. The Company will pay interest at a spread of 50 to 150 basis points over the applicable offshore or bank base rate, depending upon the Company's leverage. Interest on the secured portion is based on the applicable rate plus 22.5 basis points. Borrowings under this agreement totaled $43.0 million at June 30, 2000 of which $20.0 million was secured at the Company's option with temporary short term investments disclosed on the balance sheet. Interest rates under these borrowings ranged from 6.7% to 9.5% at June 30, 2000. Under this line of credit, the Company has agreed to maintain certain financial ratios and capital expenditure limits.

     The Company currently expects total capital expenditures in 2000 to be approximately $80 to $90 million of which $45.8 million was expended in the first six months. The Company believes that existing cash on hand and available borrowings under the line of credit together with cash from operations and proceeds from the sale of E.piphany common stock will be sufficient to finance the Company's operations, planned capital expenditures and anticipated growth through 2000.


FORWARD LOOKING STATEMENTS

All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause the Company's actual results to differ materially from those expressed or implied by such forward-looking statements: lower than anticipated customer interaction center capacity utilization; the loss or delay in implementation of a customer management program; the Company's ability to build-out facilities in a timely and economic manner; greater than anticipated competition from new entrants into the customer care market, causing increased price competition or loss of clients; the loss of one or more significant clients; higher than anticipated start-up costs associated with new business opportunities; the Company's ability to predict the potential volume or profitability of any future technology or consulting sales; the Company's agreements with clients may be canceled on relatively short notice; and the Company's ability to generate a specific level of revenue is dependent upon customer interest in and use of the Company's clients' products and services. Readers are encouraged to review the Company's 1999 Annual Report on Form 10-K, Quarterly Reports on

Form 10-Q for the first and second quarters of 2000, which describe other important factors that may impact the Company's business, results of operations and financial condition. However, these factors should not be construed as an exhaustive list. The Company cannot always predict which factors could cause actual results to differ materially from those in its forward-looking statements. In light of these risks and uncertainties the forward-looking statements might not occur. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

                          INDEX TO FINANCIAL STATEMENTS
                             TELETECH HOLDINGS, INC.


                                                                                Page
                                                                                ----
Report of Independent Public Accountants........................................ 12
Supplemental Consolidated Balance Sheets
  as of December 31, 1998 and 1999.............................................. 13
Supplemental Consolidated Statements of
  Income for the Years Ended December 31, 1997, 1998 and 1999................... 14
Supplemental Consolidated Statements of
  Stockholders' Equity for the Years Ended
  December 31, 1997, 1998 and 1999.............................................. 15
Supplemental Consolidated Statements of Cash Flows
  for the Years Ended December 31, 1997, 1998 and 1999.......................... 16
Notes to Supplemental Consolidated Financial Statements
  for the Years Ended December 31, 1997, 1998 and 1999.......................... 18

Supplemental Condensed Consolidated Balance Sheets as of
  December 31, 1999 and June 30, 2000, unaudited................................ 38

Supplemental Condensed Consolidated Statements of Income for the
  six-month periods ended June 30, 1999 and June 30, 2000, unaudited............ 39

Supplemental Condensed Consolidated Statement of Cash flows for the six-month periods ended June 30, 1999 and June 30, 2000, unaudited........ 40

Notes to the Unaudited Supplemental Condensed Consolidated Financial Statements. 42


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To TeleTech Holdings, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of TELETECH HOLDINGS, INC. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. The supplemental consolidated statements give retroactive effect to the acquisition of all of the issued share capital of Contact Center Holdings, S.L. on August 31, 2000, which has been accounted for as a pooling of interest, as described in Note 16. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleTech Holdings, Inc. and subsidiaries as of December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, after giving retroactive effect to the acquisition of all of the issued share capital of Contact Center Holdings, S.L., as described in Note 16, in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP

Denver, Colorado
February 14, 2000 (except for the matters discussed in Note 16, as to which the date is August 31, 2000).

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                                                December 31,
                                                                                         -------------------------
                                                                                           1998             1999
                                                                                         ---------       ---------
                                     ASSETS
CURRENT ASSETS:
   Cash and cash equivalents ......................................................      $   9,466       $  16,227
   Short-term investments .........................................................         37,107          41,621
   Accounts receivable, net of allowance for doubtful accounts
      of $2,900 and $3,923, respectively ..........................................         74,612          91,979
   Prepaids and other assets ......................................................          2,811           5,361
   Deferred tax asset .............................................................          3,855           4,889
                                                                                         ---------       ---------
      Total current assets ........................................................        127,851         160,077
                                                                                         ---------       ---------
PROPERTY AND EQUIPMENT, net of accumulated depreciation
  of $38,998 and $65,985, respectively ............................................         78,987         111,644
                                                                                         ---------       ---------
OTHER ASSETS:
   Long-term accounts receivable ..................................................          4,274           3,930
   Goodwill, net of accumulated amortization
      of $1,599 and $3,103, respectively ..........................................         15,022          20,633
   Contract acquisition cost, net of accumulated amortization
      of zero and $1,614, respectively ............................................         10,900           9,286
   Deferred tax asset .............................................................           --               550
   Other assets ...................................................................          1,923           5,364
                                                                                         ---------       ---------
      Total assets ................................................................      $ 238,957       $ 311,484
                                                                                         =========       =========

                       LIABILITIES AND STOCKHOLDER' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease obligations ................      $   8,363       $   5,783
   Bank overdraft .................................................................            778           1,323
   Accounts payable ...............................................................         12,659          12,426
   Accrued employee compensation ..................................................         18,834          28,319
   Accrued income taxes ...........................................................          6,093           4,397
   Other accrued expenses .........................................................         11,742          17,749
   Customer advances, deposits and deferred income ................................          3,803           4,510
                                                                                         ---------       ---------
      Total current liabilities ...................................................         62,272          74,507
                                                                                         ---------       ---------
DEFERRED TAX LIABILITIES ..........................................................            835            --

LONG-TERM DEBT, net of current portion:
   Capital lease obligations ......................................................          4,274           2,530
   Revolving line-of-credit .......................................................           --            18,000
   Other debt .....................................................................          2,512           5,649
                                                                                         ---------       ---------
      Total liabilities ...........................................................         69,893         100,686
                                                                                         ---------       ---------
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
   Common stock; $.01 par value; 150,000,000 shares
      authorized; 64,033,724 and 65,087,645 shares,
      respectively, issued; and outstanding .......................................            639             650

   Additional paid-in capital .....................................................        112,108         122,088
   Accumulated other comprehensive loss ...........................................         (1,200)         (1,402)
   Retained earnings ..............................................................         57,517          89,462
                                                                                         ---------       ---------


      Total stockholders' equity ..................................................        169,064         210,798
                                                                                         ---------       ---------


      Total liabilities and stockholders' equity ..................................      $ 238,957       $ 311,484
                                                                                         =========       =========


              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
                 SUPPPLEMANTAL CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                          1997            1998            1999
                                                        ---------       ---------       ---------
REVENUES                                                $ 284,683       $ 384,771       $ 549,076

OPERATING EXPENSES:
   Costs of services .............................        182,509         253,427         372,182
   Selling, general and administrative expenses ..         68,747          97,830         130,937
                                                        ---------       ---------       ---------
      Total operating expenses ...................        251,256         351,257         503,119
                                                        ---------       ---------       ---------
INCOME FROM OPERATIONS ...........................         33,427          33,514          45,957
                                                        ---------       ---------       ---------
OTHER INCOME (EXPENSE):
   Interest expense ..............................         (1,166)         (1,446)         (2,509)
   Interest income ...............................          3,404           3,074           2,372
   Equity in income of affiliate .................            302              70            --
   Business combination expenses .................           --            (1,321)           --
   Gain on settlement of long-term contract ......           --              --             6,726
   Other .........................................           (241)           (240)            246
                                                        ---------       ---------       ---------
                                                            2,299             137           6,835
                                                        ---------       ---------       ---------
INCOME BEFORE INCOME TAXES .......................         35,726          33,651          52,792
   Provision for income taxes ....................         14,206          13,344          20,847
                                                        ---------       ---------       ---------
NET INCOME .......................................      $  21,520       $  20,307       $  31,945
                                                        =========       =========       =========

WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic .........................................         61,699          63,214          64,447

   Diluted .......................................         64,910          65,316          66,670

NET INCOME PER SHARE
   Basic .........................................      $     .35       $     .32       $     .50

   Diluted .......................................      $     .33       $     .31       $     .48


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                             (AMOUNTS IN THOUSANDS)

                                                                           Accumulated     Unearned
                             Shares  Amount  Shares   Amount  Additional      Other      Compensation-
                             ------  ------  ------   ------   Paid-in    Comprehensive   Restricted    Retained
                             Treasury Stock    Common Stock     Capital       Income         Stock      Earnings
                             --------------  ---------------  ----------  -------------  -------------  --------
BALANCES, December 31, 1996     99   $ (988)  60,420  $  604   $  94,032    $     98        $  (254)    $ 15,853
   Employee stock purchase
      plan                                        28                 440
   Acquisition of TMI                            100       1       1,797
   Translation adjustments                                                      (872)
   Compensation expense on
      restricted stock                                                                          127
   Exercise of stock options                     470       5       5,072
   Issuance of common stock                    1,508      15       2,648
   Net income                                                                                             21,520
   Comprehensive income
   Distribution to
      stockholder                                                                                           (697)
                             ------------------------------------------------------------------------------------
BALANCES, December 31, 1997     99     (988)  62,526     625     103,989        (774)          (127)      36,676
   Employee stock purchase
      plan                                        28                 334
   Acquisition of
      Intellisystems           (99)     988      245       2       2,089
   Acquisition of Cygnus                         325       3       2,658
   Combination with
      Outsource                                  606       6                                                 804
   Translation adjustments                                                      (426)
   Brokerage fee on EDM
      combination                                 42                 485
   Year-end change for EDM                                                                                  (270)
   Exercise of stock options                     249       3       1,457
   Other stock issuances                          13               1,096
   Compensation expense on
      restricted stock                                                                          127
   Net income                                                                                             20,307
   Comprehensive income
                             ------------------------------------------------------------------------------------
BALANCES, December 31, 1998     --       --   64,034     639     112,108      (1,200)            --       57,517
   Employee stock purchase
      plan                                                           131
   Acquisition of Pamet                          286       3       1,750
Translation adjustments                                                         (202)
   Exercise of stock options                     767       8       8,099
   Net income                                                                                             31,945
Comprehensive income
BALANCES, December 31, 1999     --   $   --   65,087  $  650   $ 122,088    $ (1,402)       $    --     $ 89,462
                             ------------------------------------------------------------------------------------

                                                    Total
                                 Comprehensive   Stockholders'
                                    Income          Equity
                                 -------------   ------------
BALANCES, December 31, 1996              --        $ 109,345
   Employee stock purchase
      plan                                               440
   Acquisition of TMI                                  1,798
   Translation adjustments             (872)            (872)
   Compensation expense on
      restricted stock                                   127
   Exercise of stock options                           5,077
   Issuance of common stock                            2,663
   Net income                        21,520           21,520
                                  ---------
   Comprehensive income           $  20,648               --
                                  =========
   Distribution to
      stockholder                                       (697)
                                  ---------------------------
BALANCES, December 31, 1997              --          139,401
   Employee stock purchase
      plan                                               334
   Acquisition of
      Intellisystems                                   3,079
   Acquisition of Cygnus                               2,661
   Combination with
      Outsource                                          810
   Translation adjustments             (426)            (426)
   Brokerage fee on EDM
      combination                                        485
   Year-end change for EDM                              (270)
   Exercise of stock options                           1,460
   Other stock issuances                               1,096
   Compensation expense on
      restricted stock                                   127
   Net income                        20,307           20,307
                                  ---------
   Comprehensive income           $  19,881               --
                                  =========
                                  ---------------------------
BALANCES, December 31, 1998              --          169,064
   Employee stock purchase
      plan                                               131
   Acquisition of Pamet                                1,753
Translation adjustments                (202)            (202)
   Exercise of stock options                           8,107
   Net income                        31,945           31,945
                                  ---------
Comprehensive income              $  31,743
                                  =========
BALANCES, December 31, 1999                        $ 210,798
                                  ---------------------------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                             (AMOUNTS IN THOUSANDS)

                                                                    1997          1998            1999
                                                                  --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ..............................................      $ 21,520       $ 20,307       $ 31,945
   Adjustments to reconcile net income to net cash
     provided by operating activities:
      Depreciation and amortization ........................        11,435         19,563         30,501
      Allowance for doubtful accounts ......................           865            705            904
      Deferred income taxes ................................        (1,169)        (1,235)        (2,620)
      Equity in income of affiliate ........................          (302)           (70)          --
      Deferred compensation expense ........................           127            127           --
      Business combination expenses paid in stock ..........          --              485           --
      Loss on Disposal of assets ...........................          --             --              509
      Changes in assets and liabilities:
        Accounts receivable ................................       (15,564)       (29,277)       (16,081)
        Prepaids and other assets...........................          (314)          (199)          (639)
        Accounts payable and accrued expenses ..............        12,065         12,565         10,310
        Customer advances, deposits and deferred income ....           455          2,030           (281)
                                                                  --------       --------       --------
             Net cash provided by operating activities .....      $ 29,118       $ 25,001       $ 54,548
                                                                  --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment ......................      $(34,910)      $(38,495)      $(57,024)
   Acquisitions, net of cash acquired ......................        (2,440)        (2,308)        (9,048)
   Contract acquisition costs ..............................          --          (10,900)          --
   Proceeds from sale of interest in Access 24 UK Limited ..          --              981           --
   Temporary deposit .......................................         3,000           --             --
   Changes in accounts payable and accrued liabilities
     related to investing activities .......................          (190)        (1,762)          (112)
   Decrease (increase) in short-term investments ...........         2,841         32,527         (4,517)
                                                                  --------       --------       --------
        Net cash used in investing activities ..............      $(31,699)      $(19,957)      $(70,701)
                                                                  --------       --------       --------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                             (AMOUNTS IN THOUSANDS)

                                                                                1997           1998           1999
                                                                              --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in bank overdraft ...........................      $    745       $   (316)      $    545
   Net increase (decrease) in short-term borrowings ....................           453           (170)        (1,287)
   Proceeds from line-of-credit ........................................          --             --           18,000
   Payments on long-term debt ..........................................          (216)        (1,126)        (1,692)
   Proceeds from long-term debt borrowings .............................           593          3,227          5,000
   Payments under capital lease obligations ............................        (4,933)        (7,466)        (5,176)
   Proceeds from common stock issuances ................................         3,240          1,514           --
   Proceeds from exercise of stock options .............................         1,917          1,008          5,184
   Tax benefit from stock option exercises .............................         3,160            452          2,923
   Payments under subordinated notes payable to stockholder ............            29           --             --
   Distributions to stockholder ........................................          (678)          --             --
                                                                              --------       --------       --------
        Net cash provided by (used in) financing activities ............         4,310         (2,877)        23,497
                                                                              --------       --------       --------
Effect of exchange rate changes on cash ................................            87           (178)          (583)
NET INCREASE IN CASH AND CASH EQUIVALENTS ..............................         1,816          1,989          6,761
CASH AND CASH EQUIVALENTS, beginning of period .........................         5,661          7,477          9,466
                                                                              --------       --------       --------
CASH AND CASH EQUIVALENTS, end of period ...............................      $  7,477       $  9,466       $ 16,227
                                                                              ========       ========       ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for interest ..............................................      $  1,296       $  1,445       $  2,509

   Cash paid for income taxes ..........................................      $ 12,272       $ 11,202       $ 23,516

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Assets acquired through capital leases ..............................      $  5,229       $  3,445       $  2,226

   Stock issued in purchase of TMI .....................................      $  1,798       $   --         $   --

   Stock issued in purchase of Intellisystems ..........................      $   --         $  3,079       $   --

   Stock issued in pooling of EDM (brokerage fee) ......................      $   --         $    485       $   --

   Stock issued in purchase of Cygnus ..................................      $   --         $  2,661       $   --

   Stock issued in purchase of Pamet ...................................      $   --         $   --         $  1,753


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

TeleTech Holdings, Inc. (THI or the Company) is a provider of outsourced customer management solutions for large and multinational companies in the United States, Australia, Brazil, Canada, Mexico, New Zealand, Singapore and the United Kingdom. Customer management encompasses a wide range of customer acquisition, retention and satisfaction programs designed to maximize the lifetime value of the relationship between the Company's clients and their customers.


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The supplemental consolidated financial statements are composed of the accounts of THI and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     As more fully discussed in Note 16, during August 2000, the Company entered into a business combination with Contact Center Holdings, S.L. ("CCH"). The business combination has been accounted for as pooling of interest, and the historical consolidated financial statements of the Company for all years prior to the business combination have been restated in the accompanying consolidated financial statements to include the financial position, results of operations and cash flows of CCH.

     The consolidated financial statements of the Company include reclassifications made to conform the financial statement presentation of CCH to that of the Company.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of the Company's foreign subsidiaries, whose functional currency is other than the U.S. dollar, are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of translation gains and losses is not included in determining net income, but is accumulated as a separate component of stockholders' equity. During 1998, the net effect of translation gains on the Company's Mexican subsidiary was included in determining net income, as Mexico was considered a highly inflationary economy. Foreign currency transaction gains and losses are included in determining net income. Such gains and losses were not material for any period presented. In 1999, the Mexican economy was no longer considered highly inflationary, and therefore translation gains and losses were included as a component of stockholders' equity.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. Amounts paid for software licenses and third-party packaged software are capitalized.

     Depreciation is computed on the straight-line method based on the estimated useful lives of the assets, as follows:

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

Buildings .........................      27.5 years
Computer equipment and software ...      4-5 years
Telephone equipment ...............      5-7 years
Furniture and fixtures ............      5-7 years
Leasehold improvements ............      5-10 years
Vehicles ..........................      5 years

     Assets acquired under capital lease obligations are amortized over the life of the applicable lease of four to seven years (or the estimated useful lives of the assets, of four to seven years, where title to the leased assets passes to the Company upon termination of the lease).

REVENUE RECOGNITION

     The Company recognizes revenues at the time services are performed. The Company has certain contracts that are billed in advance. Accordingly, amounts billed but not earned under these contracts are excluded from revenues and included in deferred income.

     The Company maintains ongoing training programs for its employees. The cost of this training is expensed as incurred. In addition, certain contracts require clients to reimburse the Company for specific training. These costs are billed to the clients as incurred.

RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations when incurred and are included in operating expenses. Research and development costs were not material for any period presented.

INTANGIBLE ASSETS

     The excess of cost over the fair market value of tangible net assets and trademarks of acquired businesses is amortized on a straight-line basis over the periods of expected benefit of nine to 25 years. Amortization of goodwill for the years ended December 31, 1997, 1998 and 1999, was $349,000, $1,012,000 and
$1,504,000, respectively.

     Subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the Company uses an estimate of the related business' undiscounted future cash flows over the remaining life of the asset in measuring whether the intangible asset is recoverable. Management does not believe that any provision for impairment of intangible assets is required.

CONTRACT ACQUISITION COSTS

     Amounts paid to a client to obtain a long-term contract are being amortized on a straight-line basis over the term of the contract commencing with the date of the first revenues from the contract.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

Amortization expense for the year ended December 31, 1999, was $1,614,000. There was no amortization expense during 1998.

INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets then may be reduced by a valuation allowance for amounts that do not satisfy the realization criteria of SFAS 109.

EARNINGS PER SHARE

     Earnings per share are computed based upon the weighted average number of common shares and common share equivalents outstanding.

     Basic earnings per share are computed by dividing reported earnings available to common stockholders by weighted average shares outstanding. No dilution for any potentially dilutive securities is included. Diluted earnings per share reflect the potential dilution assuming the issuance of common shares for all dilutive potential common shares outstanding during the period. The difference between diluted and basic shares outstanding relates to outstanding stock options.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     For the purposes of the statement of cash flows, the Company considers all cash and investments with an original maturity of 90 days or less to be cash equivalents.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

SEGMENT REPORTING

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

LONG-LIVED ASSETS

     Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired when future undiscounted cash flows are estimated to be insufficient to recover the carrying amount. If impaired, an asset is written down to its fair value.

SELF-INSURANCE PROGRAM

     The Company self-insures for certain levels of workers' compensation and employee health insurance. Estimated costs of these self-insurance programs were accrued at the projected settlements for known and anticipated claims. Self-insurance liabilities of the Company amounted to $3.2 million and $2.9 million at December 31, 1998 and 1999, respectively.

EFFECTS OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 may not be applied retroactively and must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). Management believes that the impact of SFAS 133 will not significantly affect its financial reporting.

     In December 1999, the staff of the Securities and Exchange Commission issued its Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB No. 101 provides guidance on the measurement and timing of revenue recognition in financial statements of public companies. Changes in accounting policies to apply the guidance of SAB No. 101 must be adopted by recording the cumulative effect of the change in the fiscal quarter ending March 31, 2000. The adoption of SAB No. 101 did not effect the Company's method of recognizing revenue.

(2)  SEGMENT INFORMATION AND CUSTOMER CONCENTRATIONS

     The Company classified its business activities into four fundamental areas: outsourced operations in the United States, facilities management operations, international outsourced operations, and technology services and consulting. These areas are separately managed and each has significant

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

differences in capital requirements and cost structures. Outsourced, facilities management and international outsourced operations are reportable business segments with their respective financial performance detailed herein. Technology services and consulting is included in corporate activities as it is not a material business segment. Also included in corporate activities are general corporate expenses and overall operational management expenses. Assets of corporate activities include unallocated cash, short-term investments and deferred income taxes. There are no significant transactions between the reported segments for the periods presented.

(Amounts in Thousands)                                   1997            1998           1999
----------------------                                ---------       ---------       ---------
REVENUES:
Outsourced ........................................   $ 143,627       $ 200,514       $ 299,379
Facilities Management .............................      84,033          85,694          94,461
International Outsourced ..........................      55,940          89,791         134,416
Corporate Activities ..............................       1,083           8,772          20,820
                                                      ---------       ---------       ---------
      Total .......................................   $ 284,683       $ 384,771       $ 549,076
                                                      =========       =========       =========
OPERATING INCOME (LOSS):
Outsourced ........................................   $  30,243       $  41,495       $  69,463
Facilities Management .............................      16,159          11,648           6,849
International Outsourced ..........................       4,538           7,451          10,467
Corporate Activities ..............................     (17,513)        (27,080)        (40,822)
                                                      ---------       ---------       ---------
      Total .......................................   $  33,427       $  33,514       $  45,957
                                                      =========       =========       =========
DEPRECIATION AND AMORTIZATION
INCLUDED IN OPERATING INCOME:
Outsourced ........................................   $   7,463       $  12,688       $  16,514
Facilities Management .............................         522             239             483
International Outsourced ..........................       3,206           5,324           7,861
Corporate Activities ..............................         244           1,312           5,643
                                                      ---------       ---------       ---------
      Total .......................................   $  11,435       $  19,563       $  30,501
                                                      =========       =========       =========

ASSETS:
Outsourced ........................................   $  88,829       $ 101,105       $  76,401
Facilities Management .............................       6,759          18,121          11,290
International Outsourced ..........................      44,809          65,614         106,397
Corporate Activities ..............................      54,550          54,117         117,396
                                                      ---------       ---------       ---------
      Total .......................................   $ 194,947       $ 238,957       $ 311,484
                                                      =========       =========       =========

GOODWILL (INCLUDED IN TOTAL ASSETS):
International Outsourced Goodwill, Net ............   $   7,295       $   6,803       $  10,496
Corporate Activities Goodwill, Net ................        --             8,219          10,137
                                                      ---------       ---------       ---------
      Total .......................................   $   7,295       $  15,022       $  20,633
                                                      =========       =========       =========

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

CAPITAL EXPENDITURES (INCLUDING CAPITAL LEASES):
Outsourced ........................................   $  22,337       $  28,144       $  23,562
Facilities Management .............................          50           1,169             434
International Outsourced ..........................      16,070           5,580          21,344
Corporate Activities ..............................       1,682           7,047          16,520
                                                      ---------       ---------       ---------
      Total .......................................   $  40,139       $  41,940       $  61,860
                                                      =========       =========       =========

     The following geographic data includes revenues based on the location the services are provided and gross property and equipment based on the physical location (in thousands).

                                        1997          1998          1999
                                      --------      --------      --------
REVENUES:
United States                         $228,743      $281,077      $394,141
Australia                               29,790        36,958        49,925
Canada                                  14,497        36,852        35,814
Rest of world                           11,653        29,884        69,196
                                      --------      --------      --------
      Total                           $284,683      $384,771      $549,076
                                      ========      ========      ========

GROSS PROPERTY AND EQUIPMENT:
United States                         $ 54,912      $ 86,189      $125,969
Australia                               10,622        11,956        16,684
Canada                                   4,790         5,645         8,943
Rest of world                            6,271        14,195        26,033
                                      --------      --------      --------
      Total                           $ 76,595      $117,985      $177,629
                                      ========      ========      ========


     The Company's revenues from major customers (revenues in excess of 10% of total sales) are from entities involved in the telecommunications and transportation industries. The revenues from such customers as a percentage of total revenues for each of the three years ended December 31 are as follows:

                          1997     1998     1999
                          ----     ----     ----
Customer A                18%       8%       7%
Customer B                23%      12%       9%
Customer C                15%      24%      25%
                          --       --       --
                          56%      44%      41%
                          ==       ==       ==


     At December 31, 1999, accounts receivable from Customers A, B and C were $5.2 million, $4.7 million and $8.2 million, respectively. At December 31, 1998, accounts receivable

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

from Customers A, B and C were $7.1 million, $7.3 million, and $13.4 million, respectively. There were no other customers with receivable balances in excess of 10% of consolidated accounts receivable. Customers A and C are included in the outsourced reporting segment. Customer B is included in the facilities management reporting segment.

     The loss of one or more of its significant customers could have a materially adverse effect on the Company's business, operating results or financial condition. To limit the Company's credit risk, management performs ongoing credit evaluations of its customers and maintains allowances for potentially uncollectible accounts. Although the Company is directly impacted by economic conditions in the telecommunications, technology, transportation, healthcare, financial services and government services industries, management does not believe significant credit risk exists at December 31, 1999.

(3)  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1998 and 1999 (in thousands):

                                           1998             1999
                                         ---------       ---------
Land ..............................      $      64       $      51
Buildings .........................            258             202
Computer equipment and software ...         56,660          77,775
Telephone equipment ...............          7,773          12,631
Furniture and fixtures ............         23,456          29,055
Leasehold improvements ............         29,280          56,264
Other .............................            494           1,651
                                         ---------       ---------
                                           117,985         177,629
Less accumulated depreciation .....        (38,998)        (65,985)
                                         ---------       ---------
                                         $  78,987       $ 111,644
                                         =========       =========

Included in the cost of property and equipment is the following equipment obtained through capitalized leases as of December 31, 1998 and 1999 (in thousands):

                                           1998           1999
                                         --------       --------
Computer equipment and software ...      $ 17,562       $ 16,895
Telephone equipment ...............         1,906          1,615
Furniture and fixtures ............         8,071          2,470
                                         --------       --------
                                           27,539         20,980
Less accumulated depreciation .....       (14,278)       (14,728)
                                         --------       --------
                                         $ 13,261       $  6,252
                                         ========       ========

     Depreciation expense was $10.4 million, $18.5 million and $27.4 million for the years ended December 31, 1997, 1998 and 1999, respectively. Depreciation expense related to leased

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

equipment under capital leases was $4.7 million, $5.2 million and $5.0 million for the years ended December 31, 1997, 1998 and 1999, respectively.

(4) CAPITAL LEASE OBLIGATIONS

     The Company has financed property and equipment under non-cancelable capital lease obligations. Accordingly, the fair value of the equipment has been capitalized and the related obligation recorded. The average implicit interest rate on these leases was 8.3% at December 31, 1999. Interest is charged to expense at a level rate applied to declining principal over the period of the obligation.

     The future minimum lease payments under capitalized lease obligations as of December 31, 1999, are as follows (in thousands):

Year Ended December 31,
2000                                                  $ 4,002
2001                                                    1,598
2002                                                      496
                                                      -------
                                                        6,096
Less amount representing interest.....................  (501)
                                                      -------
                                                        5,595
Less current portion.................................. (3,065)
                                                      -------
                                                      $ 2,530
                                                      =======


     Interest expense on the outstanding obligations under such leases was $1,106,000, $1,015,000 and $818,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

(5)  LONG-TERM DEBT

     As of December 31, 1998 and 1999, long-term debt consisted of the following notes (in thousands):

                                                                 1998          1999
                                                               -------       -------
Note payable, interest at 8% per annum, principal and
  interest payable monthly, maturing May 2000 ...........      $    58       $  --
Note payable, interest at 5% per annum, principal and
  interest payable quarterly, maturing December 1999 ....          222          --
Note payable, interest at 8% per annum, principal and
  interest payable quarterly, maturing March 2001 .......        1,673         1,090
Note payable, interest at 7% per annum, principal and
  interest payable quarterly, maturing December 1999 ....          449          --
Note payable, interest at 8% per annum, principal and
  interest payable monthly, maturing January 2001 .......        1,448           842

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

Note payable, interest at 5% per annum, principal and
  interest payable monthly, maturing November 2009  .....         --           4,935
Note payable, interest at 7% per annum, principal and
  interest payable monthly, maturing July 2002 ..........         --             271
Note payable, interest at 7% per annum, principal and
  interest payable monthly, maturing May 2002 ...........         --             348
Other notes payable .....................................        1,000           881
                                                               -------       -------
                                                                 4,850         8,367
Less current portion ....................................       (2,338)       (2,718)
                                                               -------       -------
                                                               $ 2,512       $ 5,649
                                                               =======       =======

Annual maturities of the long-term debt are as follows (in thousands):

Year Ended December 31,
2000                               $2,718
2001                                1,197
2002                                  648
2003                                  529
2004                                  551
Thereafter                          2,724
                                   ------
                                   $8,367
                                   ======


(6)  REVOLVING LINE OF CREDIT

     In November 1998, the Company entered into a three-year unsecured revolving line of credit agreement with a syndicate of five commercial banks under which it may borrow up to $50 million. Interest is payable at various interest rates. The borrowings can be made at (a) the bank's base rate or (b) the bank's offshore rate (approximating LIBOR) plus a margin ranging from 50 to 150 basis points depending upon the Company's leverage. In addition, the Company, at its option, can elect to secure up to $25 million of the line with existing cash investments. Advances under the secured portion will be made at a margin of 22.5 basis points. At December 31, 1999, there was $18 million outstanding under this agreement. At December 31, 1998, there were no amounts outstanding under this facility. The Company is required to comply with certain minimum financial ratios under covenants in connection with the agreement described above, the most restrictive of which requires the Company to maintain a fixed charge coverage ratio of 3 to 1. Under this agreement, the Company has voluntarily pledged $15 million of short-term investments at December 31, 1999, as collateral to reduce the interest rate on short-term borrowings. The Company may at its option, elect to unsecure the borrowings at any time. As of December 31, 1998 and 1999, the Company was in compliance with all covenants under the agreement.

     The Company's Canadian subsidiary has available an operating loan of CDN$2.0 million, which is due on demand and bears interest at the bank's prime rate, which was 6.75% at December 31,

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

1998 and 1999. The operating loan is collateralized by a general security agreement, a partial assignment of accounts receivable insurance in the amount of CDN$500,000, a partial assignment of life insurance on the former majority shareholder in the amount of CDN$400,000 and an assignment of fire insurance. As of December 31, 1998 and 1999, there was $778,000 and $1,323,000, respectively, outstanding under this operating loan.

     The Company's Spanish subsidiary has factoring lines of credit under which it may borrow up to ESP$700 million and ESP$1,600 million at December 31, 1998 and 1999, respectfully. As of December 31, 1998 and 1999, there was $298,000 and $2,755,000 outstanding under these factoring lines.


(7)  INCOME TAXES

     The components of income before income taxes are as follows (in thousands):

                                      1997         1998        1999
                                    -------      -------      -------
Domestic                            $31,325      $23,518      $41,653
Foreign                               4,401       10,133       11,139
                                    -------      -------      -------
Total                               $35,726      $33,651      $52,792
                                    =======      =======      =======



     The components of the provision for income taxes are as follows (in thousands):

                                      1997           1998           1999
                                    --------       --------       --------
Current provision:
   Federal                          $ 11,116       $  8,297       $ 14,776
   State                               2,490          1,865          3,359
   Foreign                             1,769          4,417          5,131
                                    --------       --------       --------
                                      15,375         14,579         23,266
Deferred provision:
   Federal                            (1,036)          (834)        (1,724)
   State                                (190)          (195)          (303)
   Foreign                                57           (206)          (392)
                                    --------       --------       --------
                                      (1,169)        (1,235)        (2,419)
                                    --------       --------       --------
                                    $ 14,206       $ 13,344       $ 20,847
                                    ========       ========       ========


     The following reconciles the Company's effective tax rate to the federal statutory rate for the years ended December 31, 1997, 1998 and 1999 (in thousands):

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                                          1997           1998          1999
                                                        --------       --------       --------
Income tax expense per federal statutory rate ....      $ 12,410       $ 11,152       $ 16,945
State income taxes, net of federal deduction .....         1,491          1,100          1,883
Permanent differences ............................          (100)          (315)           150
Foreign income taxed at higher rate ..............           405          1,407          1,869
                                                        --------       --------       --------
                                                        $ 14,206       $ 13,344       $ 20,847
                                                        ========       ========       ========


     The Company's deferred income tax assets and liabilities are summarized as follows (in thousands):

                                               1998          1999
                                             -------       -------
Deferred tax assets:
   Allowance for doubtful accounts ....      $ 1,024       $ 1,278
   Vacation accrual ...................        1,202         1,265
   Compensation .......................          954         1,025
   Insurance reserves .................          644           796
   State tax credits ..................         --             502
   Other ..............................           31            23
                                             -------       -------
                                               3,855         4,889
                                             -------       -------
Long-term deferred tax assets:
   Depreciation and amortization ......         --             550
Deferred tax liabilities:
   Depreciation and amortization ......         (835)         --
                                             -------       -------
Net deferred income tax asset .........      $ 3,020       $ 5,439
                                             =======       =======


     A valuation allowance has not been recorded as the Company expects that all deferred tax assets will be realized in the future.

(8)  COMMITMENTS AND CONTINGENCIES

LEASES. The Company has various operating leases for equipment, customer interaction centers and office space. Lease expense under operating leases was approximately $8,163,000, $12,336,000 and $15,368,000 for the years ended
December 31, 1997, 1998 and 1999, respectively.

     The future minimum rental payments required under non-cancelable operating leases as of December 31, 1999, are as follows (in thousands):

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

Year ended December 31,
   2000                             $15,469
   2001                              12,833
   2002                              10,052
   2003                               8,908
   2004                               6,890
   Thereafter                        30,844
                                    -------
                                    $84,996
                                    =======

LEGAL PROCEEDINGS. In November 1996, the Company received notice that CompuServe Incorporated (CompuServe) was withdrawing its WOW! Internet service from the marketplace and that effective January 31, 1997, it would terminate all the programs provided to CompuServe by the Company. Pursuant to the terms of its agreement with the Company, CompuServe was entitled to terminate the agreement for reasonable business purposes upon 120 days advance notice and by payment of a termination fee calculated in accordance with the agreement. In December 1996, the Company filed suit against CompuServe to enforce these termination provisions and collect the termination fee. CompuServe filed a counterclaim in December 1996 alleging that the Company breached other provisions of this agreement and seeking unspecified monetary damages. In March 1997, CompuServe asserted a right to offset, against the amount that may be awarded to CompuServe on its counterclaim, if any, certain accounts receivable it owed to the Company for services rendered. These accounts receivable totaled $4.3 million.

     In mid-1997, CompuServe announced it had agreed to sell its worldwide on-line services business to America Online, Inc. and its network services business to a wholly owned subsidiary of WorldCom, Inc. In July 1999, the Company reached a settlement with CompuServe and other parties whereby the Company would receive $12.0 million in final settlement, of which $5.5 million was received on August 10, 1999, and the remainder was paid in the fourth quarter of 1999. As a result, the Company recorded a gain of $6.7 million during 1999.

(9)  EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) profit-sharing plan that covers all employees who have completed one year of service, as defined, and are 21 or older. Participants may defer up to 15% of their gross pay up to a maximum limit determined by law. Participants are always 100% vested in their contributions. Participants are also eligible for a matching contribution by the Company of 50% of the first 5% of compensation a participant contributes to the plan. Participants vest in all matching contributions over a four-year period.

(10) STOCK COMPENSATION PLANS

     The Company adopted a stock option plan during 1995 and amended and restated the plan in January 1996 for directors, officers, employees, consultants and independent contractors. The plan reserves 7.0 million shares of common stock and permits the award of incentive stock options, non-qualified options, stock appreciation rights and restricted stock. Outstanding options vest over a three- to five-year period and are exercisable for 10 years from the date of grant.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

     In January 1996, the Company adopted a stock option plan for non-employee directors (the Director Plan), covering 750,000 shares of common stock. All options are to be granted at fair market value at the date of grant. Options vest as of the date of the option and are not exercisable until six months after the option date. Options granted are exercisable for 10 years from the date of grant unless a participant is terminated for cause or one year after a participant's death. The Director Plan had options to purchase 423,000, 418,750 and 337,500 shares outstanding at December 31, 1999, 1998 and 1997, respectively.

     In July 1996, the Company adopted an employee stock purchase plan (the
ESPP). Pursuant to the ESPP, an aggregate of 200,000 shares of common stock of the Company will be sold in periodic offerings to eligible employees of the Company. The price per share purchased in any offering period is equal to the lesser of 90% of the fair market value of the common stock on the first day of the offering period or on the purchase date. The offering periods have a term of six months. Contributions to the plan for the years ended December 31, 1997, 1998 and 1999 were $419,000, $334,000 and $279,000, respectively.

     In February 1999, the Company adopted the TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan (the 1999 Option Plan). The purpose of the 1999 Option Plan is to enable the Company to continue to (a) attract and retain high quality directors, officers, employees and potential employees, consultants and independent contractors of the Company or any of its subsidiaries, (b) motivate such persons to promote the long-term success of the business of the Company and its subsidiaries and (c) to induce employees of companies that are acquired by TeleTech to accept employment with TeleTech following such an acquisition. The 1999 Option Plan supplements the TeleTech Holdings, Inc. Stock Plan, as amended and restated, which was adopted by the Company in January 1995.

     An aggregate of 5.0 million shares of common stock have been reserved for issuance under the 1999 Option Plan and permits the award of incentive stock options, non-qualified stock options and shares of restricted common stock. The 1999 Option Plan also authorizes the award of phantom stock and appreciation rights (SARs).

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 (SFAS 123). The FASB's SFAS 123, "Accounting for Stock Based Compensation," defines a fair value based method of accounting for an employee stock option, employee stock purchase plan or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by the Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 has been applied.

     The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed, for pro forma disclosure purposes, the value of all options granted using the Black-Scholes option pricing model as prescribed by SFAS 123 and the following weighted average assumptions used for grants:

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                                  1997           1998           1999
                                                  ----           ----           ----
Risk-free interest rate..................          5.4%           5.2%           5.9%
Expected dividend yield..................            0%             0%             0%
Expected lives...........................     3.2 years      6.0 years      5.3 years
Expected volatility......................           70%            70%            79%


     The pro forma compensation expense was computed to be the following approximate amounts:

Year ended December 31, 1997 ...........      $4,121,000
Year ended December 31, 1998 ...........      $8,652,000
Year ended December 31, 1999 ...........      $8,196,000

     If the Company had accounted for these plans in accordance with SFAS 123, the Company's net income and pro forma net income per share would have been reported as follows:

NET INCOME (AMOUNTS IN THOUSANDS)

                            1997         1998        1999
                          -------      -------      -------
As reported               $21,520      $20,307      $31,945
Pro forma                 $19,006      $15,115      $26,863

PRO FORMA NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

                              1997       1998       1999
                             -----      -----      -----
As reported:
   Basic                     $ .35      $ .32      $ .50
   Diluted                   $ .33      $ .31      $ .48
Pro forma:
   Basic                     $ .31      $ .24      $ .42
   Diluted                   $ .29      $ .23      $ .40


     A summary of the status of the Company's three stock option plans for the three years ended December 31, 1999, together with changes during each of the years then ended, is presented in the following table:

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                                                                           Weighted
                                                                                         Average Price
                                                                            Shares          Per Share
                                                                          ---------      -------------
Outstanding, December 31, 1996 ...................................        5,039,690       $    5.79
Grants ...........................................................          880,500           17.79
Exercises ........................................................         (470,272)           4.08
Forfeitures ......................................................         (519,600)           9.95
Outstanding, December 31, 1997 ...................................        4,930,318            7.61

Grants ...........................................................        3,163,074           12.03
Exercises ........................................................         (249,440)           4.03
Forfeitures ......................................................       (1,563,802)          13.73
Outstanding, December 31, 1998 ...................................        6,280,150            8.54

Grants ...........................................................        6,735,643            8.40
Exercises ........................................................         (768,210)           6.91
Forfeitures ......................................................       (1,800,384)          10.29
Outstanding, December 31, 1999 ...................................       10,447,199            8.55

Options exercisable at year-end:
   1997                                                                   1,498,425       $    4.90
   1998                                                                   2,076,578       $    5.62
   1999                                                                   2,385,596       $    6.04

Weighted average fair value of options granted during the year:
   1997                                                                                   $    7.68
   1998                                                                                   $    8.14
   1999                                                                                   $    4.81


     The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives at December 31, 1999:

                         Number of     Weighted Average     Weighted Average
Exercise Price Range       Shares       Exercise Price      Contractual Life
--------------------     ---------     ----------------     ----------------
$ 1.29-$ 5.00            1,594,296           $2.34                 6
$ 5.62-$ 6.00              587,084           $5.88                 9
$ 6.13-$ 6.13            1,380,684           $6.13                 9
$ 6.18-$ 7.00            1,630,000           $6.56                 9
$ 7.06-$ 9.50            1,698,273           $8.72                 8
$ 9.56-$12.75            1,494,608          $11.50                 9
$12.88-$14.50            1,507,754          $13.46                 9
$15.50-$34.06              554,500          $19.43                 9


                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair values of cash equivalents and other current accounts receivable and payable approximate the carrying amounts due to their short-term nature. Short-term investments include primarily U.S. government Treasury bills, investments in commercial paper, short-term corporate bonds and other short-term corporate obligations. These investments are classified as held to maturity securities and are measured at amortized cost. The carrying values of these investments approximate their fair values.

     Debt and long-term receivables carried on the Company's consolidated balance sheet at December 31, 1998 and 1999 have a carrying value that is not significantly different than its estimated fair value. The fair value is based on discounting future cash flows using current interest rates adjusted for risk. The fair value of the short-term debt approximates its recorded value due to its short-term nature.

(12) RELATED PARTY TRANSACTIONS

     The Company has entered into agreements pursuant to which the Company uses aircraft services which Kenneth D. Tuchman, chairman of the board of the Company, has a direct or indirect beneficial interest. During 1998 and 1999, the Company paid an aggregate of $480,000 and $440,000, respectively, for use of the aircraft services.

     During 1998, the Company entered into an employment agreement with Morton
H. Meyerson, a director of the Company, pursuant to which Mr. Meyerson has agreed to render certain advisory and consulting services to the Company. As compensation for such services, the Company has granted to Mr. Meyerson an option with an exercise price of $9.50 per share. The option vests over five years and is subject to accelerated vesting if and to the extent that the closing sales price of the common stock during the term equals or exceeds certain levels. Under the terms of the option, the exercise price is required to be paid by delivery of TeleTech shares to the Company and provides that Mr. Meyerson will receive no more than 200,000 shares of common stock, net of the shares received by the Company for exercise consideration.

     The Company utilizes the services of EGI Risk Services, Inc. for reviewing, obtaining and/or renewing various insurance policies. EGI Risk Services, Inc. is a wholly-owned subsidiary of Equity Group Investments, Inc. Rod Dammeyer, a director of the Company, is the managing partner of Equity Group Investments, Inc., and Samuel Zell, a former director of the Company, is chairman of the board. During the years ended December 31, 1997, 1998 and 1999, the Company incurred $1,166,000, $2,288,000 and $3,521,000, respectively, for such services.

     The Company provided reservation call handling services to Midway Airlines Corporation (Midway), a majority-owned subsidiary of Zell/Chilmark Fund, L.P. Samuel Zell, a former director of the Company, is an affiliate of Zell/Chilmark Fund, L.P., and Rod Dammeyer, a director of the Company and a member of the Audit Committee of the board of directors, is the managing director of Zell/Chilmark

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

Fund, L.P. During the years ended December 31 1997, the Company charged Midway an aggregate of $841,000 for services rendered by the Company. Services to Midway were discontinued in 1997.

(13) CONTRACT ACQUISITION COSTS

     In September 1998, the Company paid $10.9 million to obtain a long-term contract with a significant client in the telecommunications industry. This amount is recorded as contract acquisition cost in the accompanying balance sheet and is being amortized over the six-year term of the contract commencing with the opening of the first customer interaction center in the first quarter of 1999. Amortization expense for the year ended December 31, 1999, was $1,614,000.

(14) ACQUISITIONS

     On March 18, 1999, the Company acquired 100% of the common stock of Pamet River, Inc. (Pamet) for approximately $1,821,000 in cash and 285,711 shares of common stock in the Company. Pamet is a global marketing company offering end-to-end marketing solutions by leveraging Internet and database technologies. The transaction has been accounted for as a purchase and goodwill will be amortized using the straight-line method over 20 years. The operations of Pamet for all periods prior to the acquisition are immaterial to the results of the Company and, accordingly, no pro forma financial information has been presented.

     On March 31, 1999, the Company acquired 100% of the common stock of Smart Call S.A. (Smart Call) for approximately $2,350,000 in cash including costs related to the acquisition. Smart Call is based in Buenos Aires, Argentina, and provides a wide range of customer management solutions to Latin American and multinational companies. The transaction has been accounted for as a purchase and goodwill will be amortized using the straight-line method over 20 years. The operations of Smart Call for all periods prior to the acquisition are immaterial to the results of the Company and, accordingly, no pro forma financial information has been presented.

     As a part of the Smart Call acquisition, the Company paid $300,000, including costs associated with the transaction, for the option to acquire Connect S.A. (Connect), a sister company with additional customer management systems integration capabilities. The option has been accounted for as an other asset.

     On October 12, 1999, the Company acquired 100% of the common stock of Connect for approximately $2,300,000 in cash including costs related to the acquisition. The former owners of Connect will also be entitled to an earn-out premium based on the results of the Company's consolidated operations in Argentina in 2000. Connect is located in Buenos Aires, Argentina, and provides customer relationship management solutions to Latin American and multinational companies in a variety of industries. The transaction has been accounted for as a purchase and goodwill will be amortized using the straight-line method over 20 years. The operations of Connect for all periods prior to the acquisition are immaterial to the results of the Company and, accordingly, no pro forma financial information has been presented.

     The previous owners of Smart Call and Connect have the ability to earn a contingent payment of between $250,000 and $2,500,000 during 2000 and 2001. The contingent payment is based on reaching revenue and profitability targets.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999


     On December 15, 1999, the Company invested $2.5 million in a customer relationship management software company. On January 27, 2000, an additional investment of $7.1 million was made in the same customer relationship management software company. The total ownership interest after the two investments is in excess of 7%. This investment is accounted for in long-term other assets.

     On February 17, 1998, the Company acquired the assets of Intellisystems, Inc. (Intellisystems) for $2.0 million in cash and 344,487 shares of common stock, which included 98,810 shares of treasury stock. Intellisystems is a leading developer of patented automated product support systems. Intellisystems' products can electronically resolve a significant percentage of customer interactions coming into customer interaction centers through telephone, Internet or fax-on-demand. The acquisition has been accounted for as a purchase.

     On June 8, 1998, and June 17, 1998, the Company consummated business combinations with Digital Creators, Inc. (Digital), which included the issuance of 1,069,000 shares of Company common stock, and Electronic Direct Marketing, Ltd. (EDM), which included the obligation to issue 1,783,444 shares of Company common stock. These business combinations were accounted for as poolings of interests and, accordingly, the historical financial statements of the Company have been restated to include the financial statements of Digital and EDM for all periods presented.

     The consolidated balance sheet of the Company as of December 31, 1997, includes the balance sheet of EDM for the fiscal year ended February 28, 1998. Accordingly, the Company's retained earnings have been adjusted during the quarter ended March 31, 1998, for the effect of utilizing different fiscal year-ends for this period. During 1998, the fiscal year-end of EDM has been changed from February to December to conform to the Company's year-end.

     The consolidated financial statements have been prepared to give retroactive effect to the business combinations with Digital and EDM.

     The table below sets forth the results of operations of the previously separate enterprises for the period prior to the consummation of the June 1998 business combinations during the periods ended December 31, 1998 and 1997 (in thousands):

                          TeleTech      Digital         EDM       Adjustments    Combined
                          --------      --------      --------    -----------    --------
1998:
Revenues                  $136,244      $  2,038      $ 10,258      $ (1,171)      $147,369
Net income                   6,972           136           654          --            7,762

1997:
Revenues                  $263,477      $  2,521      $ 14,497      $ (1,438)      $279,057
Net income                  20,273           276           785          --           21,334


     On August 26, 1998, the Company consummated a business combination with Outsource Informatica Ltda. (Outsource), a leading Brazilian customer management provider, which included the

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

issuance of 606,343 shares of Company common stock. This business combination was accounted for as a pooling of interests. The operations of Outsource prior to the acquisition are immaterial to all periods presented.

     On December 31, 1998, the Company acquired 100% of the common stock of Cygnus Computer Associates Ltd. (Cygnus) for approximately $660,000 in cash and 324,744 shares of common stock in the Company. Cygnus is a Canadian provider of systems integration and call center solutions. The transaction has been accounted for as a purchase and goodwill will be amortized using the straight-line method over 10 years. The Company has also agreed to pay contingent consideration of up to CDN$4.8 million if Cygnus achieves certain levels of operating income in 1999 and 2000. Due to the uncertainty surrounding the achievement of these targets, none of the contingent consideration has been reflected as a liability in the accompanying financial statements. The operations of Cygnus for all periods prior to the acquisition are immaterial to the results of the Company and, accordingly, no pro forma financial information has been presented.

     In May 1997, the Company acquired 100% of the common stock of Telemercadeo Integral, S.A. (TMI) for total consideration of $4.2 million, consisting of 100,000 shares of the Company's common stock and cash of $2.4 million. TMI is a customer management provider in Mexico. The acquisition was accounted for using the purchase method. The excess of cost of the acquisition over the underlying net assets of $4.4 million is being amortized using the straight-line method over 25 years.

(15) SALE OF JOINT VENTURE

     On September 21, 1998, the Company sold its 50% interest in Access 24 UK to Priplan Investments, Ltd. for cash consideration of approximately $1.0 million. The Company incurred $129,000 in costs relating to the disposal of this joint venture in the third quarter 1998.

(16) SUBSEQUENT EVENTS

     On August 31, 2000, the Company and CCH entered into a definitive Share Purchase Agreement, which included the exchange of 3,264,000 shares of the Company's common stock for all of the issued share capital of CCH. The business combination was accounted for as a pooling of interest, and accordingly, the historical financial statements of the Company have been restated to include the financial statements of CCH for all periods presented.

     The supplemental consolidated financial statements have been prepared to give retroactive effect to the business combination with CCH in August 2000. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interest method in financial statements that do not include the date of consummation. The accompanying supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business is issued.

     The table below sets forth the combined revenues and net income for the years ended December 31, 1997, 1998, and 1999 (in thousands):

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                  THI           CCH         Combined
                               --------      --------      --------
1997:
       Revenues .........      $279,057      $  5,626      $284,683
       Net income .......        21,334           186        21,520

1998:
       Revenues .........      $369,045      $ 15,726      $384,771
       Net income .......        19,202         1,105        20,307

1999:
       Revenues .........      $509,268      $ 39,808      $549,076
       Net income .......        29,090         2,855        31,945


(17) QUARTERLY FINANCIAL DATA (UNAUDITED) (Amounts in thousands, except per share data)

                                          First        Second         Third         Fourth
                                         Quarter       Quarter       Quarter       Quarter
                                         --------      --------      --------      --------
YEAR ENDED DECEMBER 31, 1999:
Revenues ..........................      $119,475      $129,402      $134,691      $165,509
Income from operations ............         9,359        10,658        11,397        14,542
Net income ........................         5,777         6,420        11,036         8,712
Net income per common share:
   Basic ..........................           .09           .10           .17           .14
   Diluted ........................           .09           .10           .17           .13


                                          First        Second         Third        Fourth
                                         Quarter       Quarter       Quarter       Quarter
                                         --------      --------      --------      --------
YEAR ENDED DECEMBER 31, 1998:
Revenues ..........................      $ 84,175      $ 92,031      $ 96,297      $112,268
Income from operations ............         7,570         8,090         8,582         9,272
Net income ........................         4,829         4,740         4,991         5,747
Net income per common share:
   Basic ..........................           .08           .08           .08           .09
   Diluted ........................           .07           .07           .08           .09

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

ASSETS
                                                                           December 31,      June 30,
                                                                               1999            2000
                                                                           -----------       ---------
                                                                                            (unaudited)
CURRENT ASSETS:
   Cash and cash equivalents .........................................      $  16,227       $   6,360
   Short-term investments ............................................         41,621          47,406
   Investment securities available for sale ..........................           --            70,839
   Accounts receivable, net of allowance for doubtful accounts
      of $3,923 and $4,524 respectively ..............................         91,979         146,543
   Prepaids and other assets .........................................          5,361           7,939
   Deferred tax asset ................................................          4,889            --
                                                                            ---------       ---------
      Total current assets ...........................................        160,077         279,087
                                                                            ---------       ---------
PROPERTY AND EQUIPMENT, net of accumulated depreciation
   of $65,985 and $81,427, respectively ..............................        111,644         140,947
                                                                            ---------       ---------
OTHER ASSETS:
   Long-term accounts receivable .....................................          3,930           2,290
   Goodwill, net of accumulated amortization
      of $1,599 and $3,103, respectively .............................         20,633          22,296
   Contract acquisition cost, net of accumulated
      amortization of zero and $1,614, respectively ..................          9,286          13,893
   Deferred tax asset ................................................            550             550
   Other assets ......................................................          5,364           6,801
                                                                            ---------       ---------
      Total assets ...................................................      $ 311,484       $ 465,864
                                                                            =========       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease obligations ...      $   5,783       $  14,725
   Bank overdraft ....................................................          1,323             930
   Accounts payable ..................................................         12,426          13,297
   Accrued employee compensation .....................................         28,319          31,780
   Accrued income taxes ..............................................          4,397          10,456
   Deferred income taxes .............................................           --            16,733
   Other accrued expenses ............................................         17,749          25,022
   Customer advances, deposits and deferred income ...................          4,510           3,199
                                                                            ---------       ---------
      Total current liabilities ......................................         74,507         116,142

LONG-TERM DEBT, net of current portion:
   Capital lease obligations .........................................          2,530              23
   Revolving line-of-credit ..........................................         18,000          43,000
   Other debt ........................................................          5,649           4,661
                                                                            ---------       ---------
      Total liabilities ..............................................        100,686         163,826
                                                                            ---------       ---------
MINORITY INTEREST, in consolidated subsidiaries ......................           --             5,499

STOCKHOLDERS' EQUITY:
   Stock purchase warrants ...........................................           --             5,100
   Common stock; $.01 par value; 150,000,000 shares
      authorized; 65,087,645 and 66,009,671 shares,
      respectively, issued; and outstanding ..........................            650             660
   Additional paid-in capital ........................................        122,088         137,346
   Accumulated other comprehensive loss ..............................         (1,402)         36,971
   Retained earnings .................................................         89,462         116,462
                                                                            ---------       ---------
      Total stockholders' equity .....................................        210,798         296,539
                                                                            ---------       ---------
      Total liabilities and stockholders' equity .....................      $ 311,484       $ 465,864
                                                                            =========       =========

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
            SUPPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                         Six Months Ended June 30,
                                                            1999           2000
                                                         ---------       ---------
REVENUES ..........................................      $ 248,877       $ 369,854

OPERATING EXPENSES:
   Costs of services ..............................        166,241         245,991
   Other operating expenses .......................         62,618          89,036
                                                         ---------       ---------
      Total operating expenses ....................        228,859         335,027
                                                         ---------       ---------
INCOME FROM OPERATIONS ............................         20,018          34,827
                                                         ---------       ---------
OTHER INCOME (EXPENSE):
   Interest expense ...............................         (1,041)         (2,088)

   Interest income ................................          1,202           1,322
   Gain on sale of securities .....................           --            12,762
   Other ..........................................             27            (686)
                                                         ---------       ---------
      Total other income ..........................            188          11,310
                                                         ---------       ---------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST ..         20,206          46,137
   Provision for income taxes .....................          8,009          17,567
                                                         ---------       ---------
INCOME BEFORE MINORITY INTEREST ...................         12,197          28,570
     Minority interest, net of income taxes .......           --              (399)
                                                         ---------       ---------
NET INCOME ........................................      $  12,197       $  28,171
                                                         =========       =========
WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic ..........................................         64,197          65,563
   Diluted ........................................         65,635          69,980

NET INCOME PER SHARE
   Basic ..........................................      $    0.19       $    0.43
   Diluted ........................................      $    0.19       $    0.40


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                    1999            2000
                                                                                   --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ...............................................................      $ 12,197       $ 28,171
   Adjustments to reconcile net income to net cash
     provided by operating activities:
      Depreciation and amortization .........................................        14,241         18,809
      Minority interest .....................................................          --              399
      Allowance for doubtful accounts .......................................           182            901
      Deferred income taxes .................................................           (64)          (459)
      Gain on sale of securities ............................................          --          (12,762)
      Loss on Disposal of assets ............................................           582            459
      Changes in assets and liabilities:
        Accounts receivable .................................................        (5,952)       (56,276)
        Prepaids and other assets ...........................................        (2,627)        (2,713)
        Accounts payable and accrued expenses ...............................        (1,980)        16,054
        Customer advances, deposits and deferred income .....................          (130)         2,358
                                                                                   --------       --------
        Net cash provided by (used in) operating activities .................        16,449         (5,059)
                                                                                   --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment .......................................       (31,012)       (46,331)
   Acquisition, net of cash required ........................................        (4,052)          --
   Contract acquisition costs ...............................................          --           (1,356)
   Investment in customer relationship management software company ..........          --           (7,989)
   Proceeds from minority interest in subsidiary ............................          --            5,100
   Changes in accounts payable and accrued liabilities
      related to investing activities .......................................           (55)          (600)
   Decrease (increase) in short-term investments ............................         2,969          8,935
                                                                                   --------       --------
        Net cash used in investing activities ...............................       (32,150)       (42,241)
                                                                                   --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in bank overdraft ................................           499           (393)
   Net increase (decrease) in short-term borrowings .........................        22,000         25,000
   Net increase (decrease) on long-term debt and capital lease obligations ..        (3,178)         2,070
   Proceeds from exercise of stock options, net of tax benefit ..............          (675)        13,468
   Distributions to stockholder .............................................          --           (1,184)
                                                                                   --------       --------
        Net cash provided by financing activities ...........................        18,646         38,961
                                                                                   --------       --------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                          1999           2000
                                                        --------       --------
Effect of exchange rate changes on cash ..........        (1,919)        (1,528)
                                                        --------       --------
NET INCREASE IN CASH AND CASH EQUIVALENTS ........         1,026         (9,867)
CASH AND CASH EQUIVALENTS, beginning of period ...         9,466         16,227
                                                        --------       --------
CASH AND CASH EQUIVALENTS, end of period .........      $ 10,492       $  6,360
                                                        ========       ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
   NOTES TO UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000


NOTE (1)--BASIS OF PRESENTATION

     The accompanying unaudited supplemental condensed consolidated financial statements have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. The supplemental condensed consolidated financial statements reflect all adjustments (consisting of only normal recurring accruals) which, in the opinion of management , are necessary to present fairly the financial position, results of operations and cash flows of TeleTech Holdings, Inc. and subsidiaries as of June 30, 1999 and 2000 and for the periods then ended. Operating results for the three and six months ended June 30, 1999 and 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

     The unaudited supplemental condensed consolidated financial statements should be read in conjunction with the audited supplemental consolidated financial statements and footnotes thereto included in this filing.


NOTE (2)--SUBSEQUENT EVENT

     In July 2000, the Company sold a division of its Australian subsidiary which provides services in the healthcare industry for cash of approximately $5.4 million. This sale will result in a gain recognized in the third quarter of 2000 of approximately $3.0 million. The operating results, assets and liabilities of this division are not significant to the consolidated operating results, assets and liabilities of the Company.

     On August 31, 2000, the Company and CCH entered into a definitive Share Purchase Agreement, which included the exchange of 3,264,000 shares of the Company's common stock for all of the issued share capital of CCH. The business combination was accounted for as a pooling of interest, and accordingly, the historical financial statements of the Company have been restated to include the financial statements of CCH for all periods presented.

     The supplemental consolidated financial statements have been prepared to give retroactive effect to the business combination with CCH in August 2000. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interest method in financial statements that do not include the date of consummation. The accompanying supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business is issued.

The table below sets forth the combined revenues and net income for the six months ended June 30, 1999 and 2000 (in thousands):

                                 THI            CCH       Adjustments     Combined
                               --------      --------     -----------     --------
1999:
       Revenues .........      $231,203      $ 17,674          --         $248,877
       Net income .......        10,265         1,932          --           12,197

2000:
       Revenues .........      $340,340      $ 29,514          --         $369,854
       Net income .......        26,282         2,506          (617)        28,171


NOTE (3)-- SEGMENT INFORMATION AND CUSTOMER CONCENTRATIONS

     The Company classified its business activities into four fundamental areas: outsourced operations in the United States, facilities management operations, international outsourced operations, and technology services and consulting. These areas are separately managed and each has significant differences incapital requirements and cost structures. Outsourced, facilities management and international outsourced operations are reportable business segments with their respective financial performance detailed herein. Technology services and consulting is included in corporate activities as it is not a material business segment. Also included in corporate activities are general corporate expenses and overall operational management expenses. Assets of corporate activities include unallocated cash, short-term investments and deferred income taxes. There are no significant transactions between the reported segments for the periods presented.

                                            Three Months Ended
(Amounts in Thousands)                     1999            2000
----------------------                   ---------       ---------
REVENUES:
Outsourced ........................      $  72,530       $  94,790
Facilities Management .............         20,399          28,304


International Outsourced ..........         29,527          70,700
Corporate Activities ..............          6,946           3,332
                                         ---------       ---------
      Total .......................      $ 129,402       $ 197,126
                                         =========       =========
OPERATING INCOME (LOSS):
Outsourced ........................      $  16,801       $  21,032
Facilities Management .............          1,406           3,547
International Outsourced ..........          2,025           9,772
Corporate Activities ..............         (9,574)        (15,352)
                                         ---------       ---------
      Total .......................      $  10,658       $  18,999
                                         =========       =========


                                              Six Months Ended
(Amounts in Thousands)                     1999            2000
----------------------                   ---------       ---------
REVENUES:
Outsourced ........................      $ 138,776        $ 184794
Facilities Management .............         40,733          55,208
International Outsourced ..........         56,500         123,673
Corporate Activities ..............         12,868           6,179
                                         ---------       ---------
      Total .......................      $ 248,877       $ 369,854
                                         =========       =========
OPERATING INCOME (LOSS):
Outsourced ........................      $  30,555       $  42,081
Facilities Management .............          3,054           6,510
International Outsourced ..........          4,119          15,927
Corporate Activities ..............        (17,710)        (29,691)
                                         ---------       ---------
      Total .......................      $  20,018       $  34,827
                                         =========       =========

                                                      Balance as of
                                                  December 31,    June 30,
ASSETS:                                              1999          2000
                                                  ------------   --------
Outsourced ..................................      $ 76,401      $103,178
Facilities Management .......................        11,290        13,417
International Outsourced ....................       106,397       157,037
Corporate Activities ........................       117,396       192,232
                                                   --------      --------
      Total .................................      $311,484      $465,864
                                                   ========      ========
GOODWILL (INCLUDED IN TOTAL ASSETS):
International Outsourced Goodwill, Net ......      $ 10,496      $ 10,554
Corporate Activities Goodwill, Net ..........        10,137        11,742
                                                   --------      --------
   Total ....................................      $ 20,633        22,296
                                                   ========      ========


The following geographic data include revenues based on the location the services are provided (in thousands):

                                      Three Months Ended
                                      1999          2000
                                    --------      --------
REVENUES:
United States                       $ 95,062      $120,887
Canada                                 7,484        23,726
Australia                             13,228        16,484
Latin America                          3,500        14,632
Rest of world                         10,128        21,397
                                    --------      --------
      Total                         $129,402      $197,126
                                    ========      ========


                                       Six Months Ended
                                      1999          2000
                                    --------      --------
REVENUES:
United States                       $182,653      $235,335
Canada                                16,404        36,453
Australia                             23,947        31,396
Latin America                          5,745        27,012
Rest of world                         20,128        39,658
                                    --------      --------
      Total                         $248,877      $369,854
                                    ========      ========

NOTE (4)--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NONCASH INVESTING AND FINANCING ACTIVITIES (IN THOUSANDS):

                                                                        Six months ended
                                                                             June 30
                                                                        1999        2000
                                                                       ------      ------
   Cash paid for interest                                              $  680      $1,282
   Cash paid for income taxes                                          $6,257      $4,254

NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Assets acquired through capital leases                              $2,098        --
   Issuance of stock purchase warrants in connection with
     the formation of joint venture                                                $5,100
   Stock issued in purchase of Pamet                                   $1,753


NOTE (5)--COMPREHENSIVE INCOME (IN THOUSANDS)

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). The purpose of SFAS 130 is to report a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. The only item of other comprehensive income reported by the Company is the cumulative translation adjustment. The Company's comprehensive income for the six months ended June 30, 1999 and 2000 was as follows (in thousands):

                                                                               Three months ended
                                                                                    June 30,
                                                                               1999          2000
Net income for the period                                                   $  6,420      $ 18,673
Change in cumulative translation adjustment                                      456        (1,020)
Unrealized gain on securities available for sale, net of tax effect             --          40,303
                                                                            --------      --------
Comprehensive income                                                        $  6,876      $ 57,956
                                                                            ========      ========

                                                                              Six months ended
                                                                                   June 30,
                                                                              1999         2000
                                                                            --------      --------
Net income for the period                                                   $ 12,197      $ 28,171
Change in cumulative translation adjustment                                      164        (1,930)
Unrealized gain on securities available for sale, net of tax effect             --          40,303
                                                                            --------      --------
Comprehensive income                                                        $ 12,361      $ 66,544
                                                                            ========      ========


NOTE (6)--FORD JOINT VENTURE

     During the first quarter of 2000, the Company and Ford Motor Company ("Ford") formed the Percepta LLC. In connection with this formation, the Company issued stock purchase warrants to Ford entitling Ford to purchase 750,000 shares of TeleTech common stock. These warrants were valued at $5.1 million using the Black Scholes Option model.

NOTE (7)--LEASE COMMITMENT

     In March, 2000 the Company and State Street Bank and Trust Company of Connecticut ("State Street") entered into a lease agreement (the "Agreement") whereby State Street acquired 12 acres of land in Arapahoe County, Colorado for approximately $5.2 million for the purpose of constructing a new corporate headquarters for the Company. In June, 2000 the Agreement was amended to provide for the construction of the building. The total estimated cost of the land and building provided for under the Agreement is $30 million. Rent expense will commence upon completion of the building, which is estimated to be in the first quarter of 2001. The rental expense will be based upon the total project costs times a floating rate factor based on a spread of 100 to 175 basis points over LIBOR.

NOTE (8)--INVESTMENT IN COMMON STOCK

     In December 1999 and January 2000, the Company invested a total of $9.6 million in a privately held customer relationship management software company which resulted in an ownership of approximately 7%. In June, 2000, this company merged with E.piphany, Inc., a publicly traded customer relationship management company. As a result of the merger, TeleTech received 825,000 shares of E.piphany common stock. Prior to June 30, 2000, TeleTech sold 152,500 shares of E.piphany for total proceeds fo $14.7 million, which resulted in a realized gain of $12.7 million. The remaining 673,400 shares of E.piphany are reflected in the accompanying June 30, 2000 balance sheet as an available for sale security.

     Accordingly, they are reflected at their market value with the corresponding unrealized income reflected in other comprehensive income net of tax. Subsequent to June 30, 2000 TeleTech has sold an additional 290,000 shares for $35.9 million which resulted in a realized gain of $32 million.

Item 7. Financial Statements and Exhibits

     (c)  Exhibits

          The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number      Exhibit
--------------      -------
    23.1            Consent of Arthur Andersen LLP

    27.1            Financial Data Schedules for fiscal years ended December 31,
                    1999, 1998 and 1997, restated

    27.2 Financial Data Schedules for the three month and six month periods ended March 31, and June 30, 2000, respectively, restated

    27.3 Financial Data Schedule for the three month, six month and nine month periods ended March 31, June 30, and September
                    30, 2000, respectively, restated


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TeleTech Holdings, Inc.

                                       By: /s/  Margot O'Dell
                                           -----------------------
                                           Margot O'Dell
                                           Chief Financial Officer


Dated: October 27, 2000